Exhibit 21

SUBSIDIARIES

Helix Technologies, Inc.
Medical Outcomes Research Analytics, LLC
Helix TCS, LLC
Security Consultants Group, LLC
Helix Legacy, Inc.
Bio-Tech Medical Software, Inc.
Green Tree International, Inc.
Engeni, LLC
Engeni, S.A.